                                                                    EXHIBIT 99.1

        IDEX CORPORATION REPORTS RECORD SALES, INCOME AND FREE CASH FLOW;
         16 PERCENT SALES GROWTH AND 19 PERCENT INCREASE IN DILUTED EPS

NORTHBROOK, IL, JULY 24 - IDEX CORPORATION (NYSE: IEX) today announced its financial results for the quarter ended June 30, 2007. From continuing operations, orders in the second quarter were up 17 percent, sales increased 16 percent, and income rose 21 percent to $41.8 million compared to the second quarter of 2006. Diluted earnings per share from continuing operations were 51 cents versus 43 cents in the year-ago quarter.

SECOND QUARTER 2007 HIGHLIGHTS (FROM CONTINUING OPERATIONS)

     - Orders in the second quarter of 2007 were $339.3 million, 17 percent higher than a year ago; excluding foreign currency translation and acquisitions, organic orders growth was 7 percent.

     - Second quarter sales of $344.5 million rose 16 percent; excluding foreign currency translation and acquisitions, organic sales growth was 6 percent.

     - Operating margin at 20 percent was 110 basis points higher than a year ago.

     -    Income increased 21 percent to $41.8 million.

     -    Diluted EPS at 51 cents was 8 cents or 19 percent ahead of last year.

     - EBITDA of $78.7 million was 23 percent of sales and covered interest expense by 13 times.

     -    Second quarter free cash flow was $58.3 million.

     - As previously announced, the acquisition of Quadro Engineering was completed in a strategic expansion of the company's Fluid & Metering Technologies segment.

"We are pleased with our performance in the first six months of 2007. As we move into the second half of 2007, the markets we serve and our overall business fundamentals remain solid. We foresee continued strong global demand for our fluid and metering, fire and safety and engineered band clamping products. Within health and science, we believe our core analytical instrumentation, IVD, biotechnology and the other end market segments remain highly attractive.

"For the second half of 2007, organic growth rates in both Fluid & Metering Technologies and Fire & Safety Products are projected to achieve results that are consistent with their respective first half performance. The third quarter of 2007 for Dispensing Equipment is expected to result in flat sales versus the prior year and operating margin rates that are consistent with prior-year levels, due to timing of retail projects. The second half 2007 growth rate for Health & Science Technologies will continue to be adversely impacted by the completion and the exiting of specific, maturing OEM contracts. As we progress through 2007, we are focused throughout the company on generating growth and reinvesting in new products, markets and strategic acquisitions that complement our current capabilities."


                                        ----------------------------------------
                                        Lawrence D. Kingsley
                                        Chairman and Chief Executive Officer

SECOND QUARTER FINANCIAL RESULTS
(Dollars in millions, except per share amounts)

                                                        FOR THE QUARTER ENDED
                                           ---------------------------------------------
                                               June 30,
                                           ---------------            March 31,
                                            2007     2006    Change     2007      Change
                                           ------   ------   ------   ---------   ------
ORDERS WRITTEN                             $339.3   $289.9     17%     $360.0       (6)%
SALES                                       344.5    296.6     16       333.3        3
OPERATING INCOME                             68.9     56.0     23        61.6       12
OPERATING MARGIN                             20.0%    18.9%   110bp      18.5%     150bp
INCOME FROM CONTINUING OPERATIONS          $ 41.8   $ 34.6     21%     $ 36.8       14%
NET INCOME                                   41.6     35.0     19        36.7       14
DILUTED EPS:
   INCOME FROM CONTINUING OPERATIONS          .51      .43     19         .45       13
   NET INCOME                                 .51      .43     19         .45       13
OTHER DATA (FROM CONTINUING OPERATIONS)
   - Income before Taxes                   $ 63.3   $ 52.2     21%     $ 55.7       14%
   - Depreciation and Amortization            9.3      7.8     20         9.1        2
   - Interest                                 6.1      4.1     49         6.4       (5)
   - EBITDA                                  78.7     64.1     23        71.2       10
   - Cash Flow from Operating Activities     63.8     44.7     43        15.7      307
   - Capital Expenditures                     7.4      5.7     30         5.4       37
   - Excess Tax Benefit from Stock-Based
        Compensation                          1.9      2.1    (11)        1.8        5
   - Free Cash Flow                          58.3     41.1     42        12.1      384

Q2 ORDERS, SALES, INCOME AND EPS FROM CONTINUING OPERATIONS INCREASE YEAR-OVER-YEAR

New orders in the quarter totaled $339.3 million, 17 percent higher than the same period in 2006. Excluding the impact of acquisitions and foreign currency translation, orders were up 7 percent.

Sales in the second quarter of $344.5 million increased 16 percent from the prior-year period. Excluding the impact of acquisitions and foreign currency translation, organic growth was 6 percent. Sales to international customers represented approximately 47 percent of total sales for the second quarter of 2007 versus 45 percent in the same period of 2006.

Second quarter operating margin was 20 percent, 110 basis points higher than the
18.9 percent reported in the prior-year period. Gross margin of 42.8 percent was 130 basis points higher than the second quarter of 2006. Volume leverage, impact from acquisitions, strategic sourcing and operational excellence initiatives drove the gross margin improvement. Selling, general and administrative expenses as a percent of sales were 22.8 percent, slightly higher compared to the prior year as a result of acquisitions and reinvestment in the business to drive organic growth.

Income from continuing operations of $41.8 million increased 21 percent over the second quarter of 2006. Diluted earnings per share from continuing operations of 51 cents improved 8 cents, or 19 percent, from the second quarter of 2006.

YEAR-TO-DATE FINANCIAL RESULTS
(Dollars in millions, except per share amounts)

                                           SIX MONTHS ENDED JUNE 30
                                           ------------------------
                                            2007     2006    Change
                                           ------   ------   ------
ORDERS WRITTEN                             $699.2   $584.0     20%
SALES                                       677.8    563.0     20
OPERATING INCOME                            130.4    103.8     26
OPERATING MARGIN                             19.2%    18.4%    80bp
INCOME FROM CONTINUING OPERATIONS          $ 78.7   $ 64.2     23%
NET INCOME                                   78.3     65.0     20
DILUTED EPS:
   INCOME FROM CONTINUING OPERATIONS          .96      .79     22
   NET INCOME                                 .96      .80     20

OTHER DATA

   - Income before Taxes                   $119.1   $ 97.0     23%
   - Depreciation and Amortization           18.5     14.1     31
   - Interest                                12.4      7.0     78
   - EBITDA                                 150.0    118.1     27
   - Cash Flow from Operating Activities     79.5     68.8     16
   - Capital Expenditures                    12.8      9.7     32
   - Excess Tax Benefit from Stock-Based
        Compensation                          3.6      4.6    (21)
   - Free Cash Flow                          70.3     63.7     10

FIRST HALF ORDERS, SALES, INCOME AND EPS FROM CONTINUING OPERATIONS AHEAD OF LAST YEAR

New orders for the first six months of 2007 totaled $699.2 million, 20 percent higher than the first six months of last year. Excluding the impact of acquisitions and foreign currency translation, orders in the first six months of 2007 were 7 percent higher than in 2006.

Sales for the first six months of 2007 increased 20 percent to $677.8 million from $563.0 million a year earlier. Excluding the impact of acquisitions and foreign currency translation, organic growth was 7 percent. Sales to international customers from base businesses represented approximately 45 percent of total sales for the first six months of both 2007 and 2006.

First half operating margin was 19.2 percent, 80 basis points higher than the
18.4 percent reported in the prior-year period. Gross margin in first half 2007 improved 100 basis points to 42.4 percent, while selling, general and administrative expenses as a percent of sales of 23.2 percent increased by 20 basis points from the first half of 2006, reflecting acquisitions and reinvestment in the business to drive organic growth.

Year-to-date income from continuing operations of $78.7 million increased 23 percent compared to 2006. Diluted earnings per share from continuing operations of 96 cents rose 17 cents, or 22 percent, from the 79 cents recorded for the first half of 2006.

SEGMENT RESULTS

Fluid & Metering Technologies sales in the second quarter of $141.1 million reflected 31 percent growth (23 percent acquisitions, 7 percent organic and 1 percent foreign currency translation). Strong global demand for infrastructure-related applications, coupled with acquisitions, drove the sales growth within the segment. Operating margin of 21.4 percent represented a 130 basis point improvement compared with the second quarter of 2006.

Health & Science Technologies sales in the second quarter of $82.4 million reflected 1 percent growth. Compared to second quarter 2006, the expected decline from the completion of specific, maturing OEM contracts resulted in approximately 200 basis points of lower sales growth in the quarter. Operating margin of 18.4 percent represented a 50 basis point improvement compared with the second quarter of 2006.

Dispensing Equipment sales of $49.9 million in the second quarter reflected 12 percent growth (7 percent organic and 5 percent foreign currency translation) due primarily to the improved market conditions in Europe. Operating margin of
28.6 percent represented a 230 basis point improvement compared with the second quarter of 2006.

Fire & Safety/Diversified Products sales in the second quarter of $72.8 million reflected 13 percent growth (10 percent organic and 3 percent foreign currency translation) driven by continued innovation and increased global demand. Operating margin of 24.9 percent represented a 30 basis point decline compared with the second quarter of 2006.

For the second quarter of 2007, Fluid & Metering Technologies contributed 41 percent of sales and 39 percent operating income; Health & Science Technologies accounted for 24 percent of sales and 20 percent of operating income; Dispensing Equipment accounted for 14 percent of sales and 18 percent of operating income; and Fire & Safety/Diversified Products represented 21 percent of sales and 23 percent of operating income.

ACQUISITION OF QUADRO ENGINEERING

As previously announced, on June 12, 2007, the company acquired Quadro Engineering, a leading provider of particle control solutions for the pharmaceutical and bio-pharmaceutical markets. Headquartered in Waterloo, Ontario, Canada, Quadro Engineering has revenues of approximately $22 million
(USD) and is being operated as a standalone unit within the company's Fluid & Metering Technologies segment. The addition of Quadro Engineering is expected to be accretive to IDEX's earnings beginning in 2008.

"We are extremely pleased with Quadro Engineering's decision to become part of IDEX," said IDEX Chairman and Chief Executive Officer Larry Kingsley. "Quadro is a technology leader in customized, critical particle control applications, providing a basis for us to serve selective, higher growth sanitary applications worldwide. Quadro's capabilities expand IDEX's ability to provide customized solutions for the movement, transformation, measurement and dispensing of high value fluids and solids."

STRONG FINANCIAL POSITION

IDEX ended the quarter with total assets of $1.7 billion and working capital of $98 million. Total borrowings were $329 million at June 30, 2007. Free cash flow (cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation) for the first half of 2007 was $70 million. Year-to-date, 2007 EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $150 million (22 percent of sales) and covered interest expense by 12 times. Debt-to-total capitalization at June 30, 2007, was 24 percent.

PROGRESS CONTINUES ON GROWTH INITIATIVES: COMMERCIAL AND OPERATIONAL EXCELLENCE

"Commercial and operational excellence remain at the foundation of our business to drive innovation and leveraged earnings growth," Kingsley said. "We continue to reinvest in marketing and sales to expand our served market and deploy new, company-wide best practices in adjacent market identification. Our focus on applied fluidics solutions and other carefully targeted engineered products segments, such as our expansion into critical particle control applications through the recent acquisition of Quadro, continues to serve as the basis for geographic, product and industry segment expansion.


"Our operating mindset, which centers on Mixed Model Lean, enables us to respond flexibly to new market and customer requirements across all four business segments," Kingsley said. "We are focused on reducing plant cycle times and lead times to help customers remain competitive. At the same time, other continuous improvement and strategic sourcing initiatives are improving our operating efficiency. This contributed to the 110 basis point improvement in our operating margin in the second quarter to 20 percent."

CONFERENCE CALL TO BE BROADCAST OVER THE INTERNET

IDEX will broadcast its second quarter earnings conference call over the Internet on Tuesday, July 24, 2007 at 1:30 p.m. CDT. Chairman and Chief Executive Officer Larry Kingsley and Vice President and Chief Financial Officer Dominic Romeo will discuss the company's recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors also will be able to hear a replay of the call by dialing 800.642.1687 or 706.645.9291 and using conference ID #5708063.

A NOTE ON EBITDA AND FREE CASH FLOW

EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "management believes," "the company believes," "the company intends," and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and IDEX's results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

ABOUT IDEX

IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers' exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX".

IDEX CORPORATION
Add -6-

                                IDEX CORPORATION
                 CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                SECOND
                                                            QUARTER ENDED        SIX MONTHS ENDED
                                                               JUNE 30,              JUNE 30,
                                                         -------------------   -------------------
                                                           2007       2006       2007       2006
                                                         --------   --------   --------   --------
NET SALES                                                $344,482   $296,573   $677,750   $562,961
COST OF SALES                                             196,948    173,652    390,552    329,907
                                                         --------   --------   --------   --------
GROSS PROFIT                                              147,534    122,921    287,198    233,054
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES               78,669     66,937    156,781    129,292
                                                         --------   --------   --------   --------
OPERATING INCOME                                           68,865     55,984    130,417    103,762
OTHER INCOME - NET                                            521        258      1,094        269
INTEREST EXPENSE                                            6,058      4,061     12,437      7,002
                                                         --------   --------   --------   --------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES      63,328     52,181    119,074     97,029
PROVISION FOR INCOME TAXES                                 21,493     17,562     40,408     32,829
                                                         --------   --------   --------   --------
INCOME FROM CONTINUING OPERATIONS                          41,835     34,619     78,666     64,200
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX       (205)       337       (369)       834
                                                         --------   --------   --------   --------
NET INCOME                                               $ 41,630   $ 34,956   $ 78,297   $ 65,034
                                                         ========   ========   ========   ========
BASIC EARNINGS PER COMMON SHARE:
CONTINUING OPERATIONS                                    $   0.52   $   0.44   $   0.98   $   0.81
DISCONTINUED OPERATIONS                                        --         --      (0.01)      0.01
                                                         --------   --------   --------   --------
NET INCOME                                               $   0.52   $   0.44   $   0.97   $   0.82
                                                         ========   ========   ========   ========
DILUTED EARNINGS PER COMMON SHARE:
CONTINUING OPERATIONS                                    $   0.51   $   0.43   $   0.96   $   0.79
DISCONTINUED OPERATIONS                                        --         --         --       0.01
                                                         --------   --------   --------   --------
NET INCOME                                               $   0.51   $   0.43   $   0.96   $   0.80
                                                         ========   ========   ========   ========
SHARE DATA:
BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING           80,595     79,521     80,429     79,237
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING         82,046     81,043     81,855     80,928
                                                         ========   ========   ========   ========

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                       JUNE 30,    DECEMBER 31,
                                                         2007         2006
                                                      ----------   ------------
ASSETS
   CURRENT ASSETS
      CASH AND CASH EQUIVALENTS                       $   52,025    $   77,941
      RECEIVABLES - NET                                  199,320       166,485
      INVENTORIES                                        174,054       160,687
      ASSETS HELD FOR SALE                                   776           829
      OTHER CURRENT ASSETS                                20,093        11,966
                                                      ----------    ----------
   TOTAL CURRENT ASSETS                                  446,268       417,908
   PROPERTY, PLANT AND EQUIPMENT - NET                   169,513       165,949
   GOODWILL AND INTANGIBLE ASSETS                      1,128,378     1,083,963
   OTHER NONCURRENT ASSETS                                 4,953         3,001
                                                      ----------    ----------
         TOTAL ASSETS                                 $1,749,112    $1,670,821
                                                      ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
   CURRENT LIABILITIES
      TRADE ACCOUNTS PAYABLE                          $   90,991    $   75,444
      ACCRUED EXPENSES                                    89,371        95,170
      SHORT-TERM BORROWINGS                              158,240         8,210
      LIABILITIES HELD FOR SALE                              129           373
      DIVIDENDS PAYABLE                                    9,758         8,055
                                                      ----------    ----------
   TOTAL CURRENT LIABILITIES                             348,489       187,252
   LONG-TERM BORROWINGS                                  170,404       353,770
   OTHER NONCURRENT LIABILITIES                          163,376       150,527
                                                      ----------    ----------
      TOTAL LIABILITIES                                  682,269       691,549
   SHAREHOLDERS' EQUITY                                1,066,843       979,272
                                                      ----------    ----------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $1,749,112    $1,670,821
                                                      ==========    ==========


                                     -MORE-

IDEX CORPORATION
ADD -7-

                                IDEX CORPORATION
                COMPANY AND BUSINESS GROUP FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

                                              SECOND
                                          QUARTER ENDED        SIX MONTHS ENDED
                                           JUNE 30, (A)          JUNE 30, (A)
                                       -------------------   -------------------
                                         2007       2006       2007       2006
                                       --------   --------   --------   --------
FLUID & METERING TECHNOLOGIES
   NET SALES                           $141,094   $107,840   $277,800   $209,760
   OPERATING INCOME (B)                  30,133     21,646     59,884     41,405
   OPERATING MARGIN                        21.4%      20.1%      21.6%      19.7%
   DEPRECIATION AND AMORTIZATION       $  4,269   $  2,507   $  8,118   $  4,740
   CAPITAL EXPENDITURES                   3,473      1,103      6,109      2,235

HEALTH & SCIENCE TECHNOLOGIES
   NET SALES                           $ 82,370   $ 81,299   $163,090   $144,320
   OPERATING INCOME (B)                  15,167     14,513     29,030     26,793
   OPERATING MARGIN                        18.4%      17.9%      17.8%      18.6%
   DEPRECIATION AND AMORTIZATION       $  2,277   $  2,444   $  4,846   $  3,843
   CAPITAL EXPENDITURES                   1,129      1,506      2,780      2,383

DISPENSING EQUIPMENT
   NET SALES                           $ 49,859   $ 44,415   $ 97,752   $ 85,823
   OPERATING INCOME (B)                  14,248     11,688     25,952     22,018
   OPERATING MARGIN                        28.6%      26.3%      26.5%      25.7%
   DEPRECIATION AND AMORTIZATION       $  1,030   $  1,052   $  1,577   $  2,065
   CAPITAL EXPENDITURES                   1,462        531      1,754      1,190

FIRE & SAFETY/DIVERSIFIED PRODUCTS
   NET SALES                           $ 72,808   $ 64,552   $142,004   $125,768
   OPERATING INCOME (B)                  18,117     16,267     33,475     29,922
   OPERATING MARGIN                        24.9%      25.2%      23.6%      23.8%
   DEPRECIATION AND AMORTIZATION       $  1,529   $  1,540   $  3,054   $  3,078
   CAPITAL EXPENDITURES                     813      1,628      1,699      2,766

COMPANY
   NET SALES                           $344,482   $296,573   $677,750   $562,961
   OPERATING INCOME                      68,865     55,984    130,417    103,762
   OPERATING MARGIN                        20.0%      18.9%      19.2%      18.4%
   DEPRECIATION AND AMORTIZATION (C)   $  9,340   $  7,802   $ 18,479   $ 14,095
   CAPITAL EXPENDITURES                   7,347      5,688     13,130      9,703

(a) Second quarter data includes acquisition of Quadro (June 2007) in the Fluid & Metering Technologies Group and EPI (May 2006) in the Health & Science Technologies Group, while six month data includes acquistion of Quadro in the Fluid & Metering Technologies Group, JUN-AIR (February 2006) and EPI in the Health & Science Technologies Group and Airshore (January 2006) in the Fire & Safety/Diversified Products Group from the dates of acquisition.

(b)  Group operating income excludes unallocated corporate operating expenses.

(c)  Excludes amortization of debt issuance expenses and unearned compensation.